As filed with the Securities and Exchange Commission on May 24, 2011

Registration No. 333-165472

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SANOFI

(Exact name of Registrant as Specified in its Charter)

France	2834	133529324
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

174, avenue de France

75013 Paris, France

Tel. No.: 33-1-53-77-43-03

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Gregory Irace

Chief Executive Officer

Sanofi-Aventis US LLC

55 Corporate Drive

Bridgewater, New Jersey 08807

Tel. No. +1 (908) 981-6800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Karen Linehan Senior Vice President Legal Affairs and General Counsel Sanofi 174, avenue de France 75013 Paris, France Telephone: +33 1 53 77 40 00	Michael J. Aiello, Esq. Jaclyn L. Cohen, Esq. Weil Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Guarantee of debt securities issued by Genzyme Corporation(1)	$1,000,000,000	100%	$1,000,000,000	$116,100

(1)	This registration statement relates to the offer by Sanofi to irrevocably guarantee certain outstanding debt securities of Genzyme Corporation.
(2)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended. For purposes of this calculation, the maximum aggregate offering price, which is estimated solely for the purpose of calculating the registration fee, is the aggregate nominal value of the Genzyme Corporation debt securities that would receive the guarantee registered hereby.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $116.10 per $1,000,000 of the proposed maximum aggregate offering price.

SANOFI

GENZYME CORPORATION

CONSENT SOLICITATION STATEMENT AND PROSPECTUS

Solicitation of Consents to:

(1) the Proposed Amendment to the Indenture in Respect of any and all of Genzyme’s Outstanding

3.625% Senior Notes due 2015 and 5.000% Senior Notes due 2020 (together, the “Notes”)

(CUSIP Nos. 372917AP9, 372917AQ7, 372917AR5 and 372917AS3)

in consideration of payment by Genzyme of a Consent Fee of $2.50 per $1,000 principal amount of Notes

and

(2) the release of the guarantee of the Notes by Genzyme Europe B.V.

in consideration of an irrevocable guarantee of the Notes by Sanofi

The Solicitation (as defined herein) will expire at 5:00 p.m., New York City time, on June 17, 2011 (or such date and time, as Genzyme may extend it from time to time, the “Expiration Date”). Genzyme may extend the Expiration Date with respect to the Notes without extending the right of Holders (as defined herein) to revoke Consents (as defined herein) delivered (and not validly revoked) prior to the Effective Time (as defined herein). Genzyme may, in its sole discretion, terminate or amend the Solicitation at any time.

Upon the terms and subject to the conditions set forth in this solicitation statement/prospectus (as it may be amended or supplemented from time to time, this “Statement”) and the accompanying consent form (the “Consent Form”), Genzyme Corporation (“Genzyme”), a Massachusetts corporation and a wholly-owned subsidiary of Sanofi, a French société anonyme (“Sanofi”), hereby solicits (the “Solicitation”) consents (the “Consents”) from the Holders of the Notes to (1) certain amendments (the “Proposed Amendment”) to the Indenture (as defined herein) in consideration of the payment by Genzyme of a consent fee of $2.50 per $1,000 principal amount of Notes (the “Consent Fee”) with respect to which Consents are properly delivered and not validly revoked and (2) the release of the guarantee of the Notes by Genzyme Europe B.V. (the “B.V. Guarantee”) in consideration of an irrevocable guarantee of the Notes by Sanofi (the “Sanofi Guarantee”). In the Solicitation, Genzyme is seeking Consents to all of the Proposed Amendment and the release of the B.V. Guarantee as a single proposal. Accordingly, a Consent purporting to Consent to only a portion of the Proposed Amendment, or to the Proposed Amendment and not the release of the B.V. Guarantee, or vice versa, will not be valid and the delivery of a Consent by a Holder is the delivery of a consent to all of the Proposed Amendment and the release of the B.V. Guarantee.

The Proposed Amendment would eliminate substantially all of the restrictive covenants contained in the Indenture and the Notes (other than, among other covenants, the covenant to pay interest and premium, if any, on, and the principal of, the Notes when due), amend certain events of default and related provisions, and allow Sanofi, through the filing of its reports and other information, to satisfy Genzyme’s Securities and Exchange Commission (the “SEC”) reporting obligations under the Indenture, if any. Genzyme intends to effect the Proposed Amendment through a supplemental indenture and the release of the B.V. Guarantee through a release of guarantee, each to be executed promptly following the receipt of the Requisite Consents (as defined herein) and in compliance with the conditions contained in the Indenture.

The Information Agent, Tabulation Agent and Paying Agent is:

Global Bondholder Services Corporation

The date of this solicitation statement/prospectus is May 24, 2011

As used herein, the term “Holders” means those holders of record of Notes as of 5:00 p.m., New York City time on April 24, 2011 (the “Record Date”) as reflected in the records of The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), under the Indenture, dated as of June 17, 2010 (the “Base Indenture”), between Genzyme and the Trustee, as amended by the First Supplemental Indenture, dated as of June 17, 2010 (the “First Supplemental Indenture”), among Genzyme, Genzyme Therapeutic Products Limited Partnership, as subsidiary guarantor, and the Trustee, and the Guarantee and Second Supplemental Indenture, dated as of December 28, 2010 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), among Genzyme, Genzyme Europe B.V., as subsidiary guarantor, and the Trustee, relating to the Notes. Capitalized terms used in this Statement that are not otherwise defined herein have the respective meanings set forth in the Indenture. As of the date hereof, $500,000,000 aggregate principal amount of the 3.625% Senior Notes due 2015 were outstanding, and $500,000,000 aggregate principal amount of the 5.000% Senior Notes due 2020 were outstanding.

BACKGROUND

The Merger

On April 8, 2011, Sanofi announced the completion of its acquisition (the “Acquisition”) of Genzyme, which is now a wholly-owned subsidiary of Sanofi. The completion came after the successful conclusion of a subsequent offering period relating to Sanofi’s exchange offer to acquire all of Genzyme’s outstanding shares of common stock for US$74.00 in cash and one Contingent Value Right (“CVR”) per share. The total consideration paid by Sanofi in the Acquisition was approximately $20.1 billion, excluding the CVR component. The subsequent offering period for the exchange offer expired at 6:00 p.m. New York City time on April 7, 2011. The depositary for the exchange offer advised Sanofi that, as of the expiration of the subsequent offering period, approximately 237,312,826 shares of Genzyme common stock were validly tendered, representing approximately 89.4% of Genzyme’s outstanding shares. All shares that were validly tendered were accepted for purchase, and Sanofi promptly paid for all such shares. Sanofi then exercised its top-up option under the Agreement and Plan of Merger, dated as of February 16, 2011 (the “Merger Agreement”), among Sanofi, GC Merger Corp. and Genzyme, resulting in ownership of over 90% of Genzyme’s outstanding shares. Sanofi then effected, without a vote or meeting of Genzyme stockholders, a short-form merger (the “Merger”) on April 8, 2011 to complete the Acquisition. In the Merger, each of the remaining shares of Genzyme common stock (other than any shares in respect of which appraisal rights were validly exercised under Massachusetts law and any shares owned by Genzyme, Sanofi or any of their subsidiaries) were converted into the right to receive the same US$74.00 in cash per share and one CVR that was paid in the exchange offer.

The CVR entitles the holder to receive additional cash payments if specified milestones related to LemtradaTM (alemtuzumab MS) are achieved over time or a milestone related to production volumes in 2011 for Cerezyme® and Fabrazyme® is achieved. Effective as of the close of market on April 8, 2011, Genzyme’s common stock ceased trading on the NASDAQ stock market. The CVRs were issued by Sanofi and listed on the Nasdaq stock market under the ticker symbol “GCVRZ” and began trading on the Nasdaq market on April 4, 2011.

Following the Merger, approximately $19.6 billion of indebtedness incurred by Sanofi to finance the Acquisition has been “pushed down” through an inter-company loan and is recorded as unsecured and unsubordinated indebtedness on Genzyme’s balance sheet.

In addition, immediately following the Merger, Genzyme used approximately $0.8 billion of its available cash on hand to pay employee equity awards, deferred compensation and advisory, legal and other fees and expenses related to the Acquisition.

Amendment to Reporting Obligation

Following the filing of a Form 15 with the SEC on April 18, 2011, Genzyme is no longer required under the rules and regulations of the SEC to file reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 9.4 of the Indenture (the “Reporting Covenant”) currently requires Genzyme to file with the Trustee copies of annual reports and other information, documents and other reports which Genzyme may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or, in the event that Genzyme is no longer required to file reports with the SEC pursuant to either of such Sections, to otherwise file such reports with the Trustee and the SEC pursuant to rules and regulations adopted by the SEC. Because, following the filing of the Form 15, Genzyme is no longer required to file reports with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act and the SEC has not adopted any rules and regulations requiring Genzyme to otherwise file copies of such reports with the Trustee and the SEC, Genzyme has ceased filing reports with the Trustee and does not intend to file any such reports in the future. One of the purposes of the Proposed Amendment is to provide that, in the event that Genzyme is required in the future under the Indenture to recommence filing reports with the Trustee and the SEC, the reports and other information required to be filed under the Indenture may be filed by and be those of Sanofi. For further information, see “The Proposed Amendment.”

Elimination of Restrictive Covenants and Amendment of Certain Events of Default

The other purpose of the Proposed Amendment is to eliminate substantially all of the restrictive covenants contained in the Indenture and the Notes (other than, among other covenants, the covenant to pay interest and premium, if any, on, and the principal of, the Notes when due) and amend certain events of default and related provisions. For further information, see “The Proposed Amendment.”

Release of B.V. Guarantee

On December 28, 2010, Genzyme Europe B.V. executed a full and unconditional guarantee of the Notes pursuant to the Second Supplemental Indenture. Genzyme is soliciting the consent of the Holders to release the B.V. Guarantee and Sanofi is offering to issue an irrevocable guarantee of the Notes to replace the B.V. Guarantee. For further information about the Sanofi guarantee, see “Description of the Sanofi Guarantee.”

SUMMARY DESCRIPTION OF THIS SOLICITATION

The Solicitation is being made upon the terms and subject to the conditions set forth in this Statement and the Consent Form. The approval of the Proposed Amendment to the Indenture and the release of the B.V. Guarantee require the consent of Holders of not less than a majority in principal amount of each series of the outstanding Notes as of the Record Date (such consents, the “Requisite Consents”).

Promptly following receipt of the Requisite Consents and in compliance with the conditions contained in the Indenture, Genzyme intends to execute a supplemental indenture with respect to the Indenture (a “Supplemental Indenture”) and a release of guarantee (a “Release of Guarantee”), both of which will become effective when executed (such date and time, the “Effective Time”). Genzyme will notify Holders of the Effective Time with respect to the Notes promptly after the Effective Time.

Assuming satisfaction of all conditions to the Solicitation, promptly following the Effective Time, (i) Sanofi intends to issue the Sanofi Guarantee and (ii) Genzyme intends to pay the Consent Fee to each Holder that validly delivered a properly completed and executed Consent Form prior to the Expiration Date, provided such Consent is not validly revoked prior to the Effective Time. Genzyme intends to make payment of the Consent Fee by deposit of the Consent Fee with the Paying Agent, which will receive payments from Genzyme and transmit such payments to each Holder that validly delivered a properly completed and executed Consent Form prior to the Expiration Date, provided such Consent is not validly revoked prior to the Effective Time. The Paying Agent is expected to make payment to each direct participant (“DTC Participant”) in The Depository Trust Company (“DTC”) who has delivered a Consent Form on or prior to the Expiration Date, and such DTC Participant should distribute the Consent Fee to the beneficial owners of the Notes on whose behalf such DTC Participant delivered a Consent in accordance with this Solicitation in accordance with its procedures.

Until the Effective Time, any Holder may revoke its Consent. Any notice of revocation received after the Effective Time will not be effective. See “The Solicitation—Revocation of Consent.” From and after the Effective

Time, each present and future holder of the Notes will be bound by the Supplemental Indenture and the Release of Guarantee, whether or not such holder delivered a Consent.

Notwithstanding anything to the contrary set forth in this Statement, Genzyme reserves the right at any time on or prior to the business day next following the Expiration Date to (i) terminate the Solicitation for any reason, (ii) extend the Solicitation from time to time, including if any condition to this Solicitation has not been met or waived, (iii) amend the terms of the Solicitation, (iv) modify the form or amount of the consideration to be paid pursuant to the Solicitation or (v) waive any of the conditions to the Solicitation, subject to applicable law. See “The Solicitation—Expiration Date; Extensions; Amendment.”

Each holder should consult its own tax advisor with regard to the Proposed Amendment, the receipt of the Consent Fee, the issuance of the Sanofi Guarantee in consideration of the release of the B.V. Guarantee and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

FOR A DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SOLICITATION APPLICABLE TO HOLDERS, SEE “CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.”

FOR A DISCUSSION OF MATERIAL FRENCH INCOME TAX CONSEQUENCES OF THE SOLICITATION APPLICABLE TO HOLDERS, SEE “CERTAIN FRENCH INCOME TAX CONSEQUENCES.”

IMPORTANT

Holders should read and carefully consider the information contained herein before deciding whether to give their Consent to the Proposed Amendment and the release of the B.V. Guarantee.

Each Holder who wishes to provide a Consent to the Proposed Amendment and the release of the B.V. Guarantee must deliver such Holder’s properly completed and executed Consent Form to the Tabulation Agent (as defined herein) at the address or facsimile number set forth on the back cover of this Statement in accordance with the instructions set forth herein and in the Consent Form. The Consent Form should not be delivered to Genzyme, the Trustee, the Information Agent or the Paying Agent. However, Genzyme reserves the right to accept any Consent received by it, the Trustee, the Information Agent or the Paying Agent. Any beneficial owner of Notes who is not a registered Holder of such Notes must arrange with the person who is the registered Holder or such registered Holder’s assignee or nominee to execute and deliver a Consent Form on behalf of such beneficial owner.

Recipients of this Statement and the accompanying materials should not construe the contents hereof or thereof as providing any legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Solicitation.

Please handle this matter through your bank or broker. Questions concerning the terms of the Solicitation should be directed to Genzyme at the address or telephone numbers set forth on the back cover of this Statement. Requests for assistance in completing and delivering a Consent Form or requests for additional copies of this Statement, the Consent Form or other related documents should be directed to the Information Agent at its telephone number set forth on the back cover of this Statement.

No person has been authorized to give any information or make any representations other than those contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by Genzyme, the Trustee, the Information Agent, the Tabulation Agent, the Paying Agent or any other person.

The statements made in this Statement are made as of the date of this Statement and delivery of this Statement or the accompanying materials at any time does not imply that the information herein or therein is correct as of any subsequent date. The information provided in this Statement is based upon information provided solely by Genzyme or Sanofi, as the case may be.

The Solicitation is not being made to, and a Consent Form will not be accepted from or on behalf of, a Holder in any jurisdiction in which the making of the Solicitation or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Genzyme may in its discretion take such action as it may deem necessary to lawfully make the Solicitation in any such jurisdiction and to extend the Solicitation to any Holder in such jurisdiction.

SANOFI

Sanofi was incorporated under the laws of France in 1994 as a société anonyme, a form of limited liability company, for a term of 99 years, and operates under the commercial name “Sanofi”. Sanofi is a global pharmaceutical group engaged in the research, development, manufacture and marketing of healthcare products. In 2010, Sanofi’s net sales amounted to €30,384 million. Sanofi is the fifth largest pharmaceutical group in the world and the third largest pharmaceutical group in Europe.

Sanofi is the parent of a consolidated group of companies. Its business includes two main activities: Pharmaceuticals and Human Vaccines through Sanofi Pasteur. The group is also present in animal health products through Merial Limited. The global pharmaceutical portfolio of Sanofi also comprises a wide range of other products in consumer health care and other prescription drugs including generics.

Sanofi is a world leader in the vaccines industry. Its net sales amounted to €3,808 million in 2010, with leading vaccines in five areas: pediatric combination vaccines, influenza vaccines, adult and adolescent booster vaccines, meningitis vaccines, and travel and endemics vaccines.

Sanofi’s registered office is located at 174, avenue de France, 75013 Paris, France, and its main telephone number is +33 1 53 77 40 00.

GENZYME

Genzyme is a Massachusetts corporation with its principal offices located at 500 Kendall Street, Cambridge, Massachusetts 02142. The telephone number for Genzyme is (617) 252-7500. Genzyme is a global biotechnology company that develops and distributes products and services focused on rare inherited disorders, kidney disease, orthopedics, cancer, transplant and immune disease. Genzyme has a substantial development program focused on these fields, as well as multiple sclerosis, cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need. Following the Acquisition, Genzyme is a wholly-owned subsidiary of Sanofi.

RISK FACTORS

Participating in the Solicitation involves risk. Before deciding whether or not to participate in the Solicitation, you should carefully consider the risks described below.

Effect of Proposed Amendment and Release of the B.V. Guarantee

If the Requisite Consents are obtained and a Supplemental Indenture relating to the Proposed Amendment and a Release of Guarantee relating to the B.V. Guarantee are executed and become operative, the Proposed Amendment and the release of the B.V. Guarantee will be binding on all holders of Notes, including those that did not give their Consent. The elimination of substantially all of the restrictive covenants contained in the Indenture and the Notes and amendment of certain events of default and related provisions pursuant to the Proposed Amendment and the release of the B.V. Guarantee may adversely affect the market price of the Notes or otherwise be adverse to the interests of the Holders.

Failure to Obtain the Requisite Consents

If Genzyme fails to obtain the Requisite Consents prior to the expiration of the Solicitation, then the Proposed Amendment will not become effective and Holders will not receive the benefit of the Sanofi Guarantee. Instead, the Notes will continue to be guaranteed only by Genzyme Europe B.V. Following the Merger, Genzyme has a substantial amount of indebtedness outstanding as a result of the additional $19.6 billion of indebtedness incurred by Sanofi to finance the Acquisition that was transferred to and recorded as unsecured and unsubordinated indebtedness on Genzyme’s balance sheet. The Notes will continue to rank pari passu with the $19.6 billion of post-Acquisition indebtedness. If Genzyme’s cash flows and capital resources are insufficient to service Genzyme’s indebtedness, including the $19.6 billion of post-Acquisition indebtedness, Genzyme may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance its indebtedness, including the intercompany indebtedness and the Notes.

In addition, the Notes are currently rated by Moody’s Investor Services, Inc. and Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (together, the “Rating Agencies”). However, Sanofi will not issue the Sanofi Guarantee if Genzyme fails to obtain the Requisite Consents, and, in such event, the Rating Agencies may downgrade the current ratings of the Notes or suspend or withdraw the ratings of the Notes entirely. Any suspension or withdrawal of ratings by the Rating Agencies may have an adverse effect on the market price or marketability of the Notes.

The U.S. Federal Income Tax Consequences of the Solicitation are Unclear.

The U.S. federal income tax consequences of the Solicitation are unclear. Genzyme intends to take the position that the Solicitation is not a taxable transaction for U.S. federal income tax purposes, except with respect to the Consent Fee. However, we strongly encourage you to read the portion of the Statement entitled “Certain U.S. Federal Income Tax Consequences” relating to the tax consequences of the Solicitation and to consult your tax advisor.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This solicitation statement/prospectus may include “forward looking statements,” both with respect to Sanofi and Genzyme and their industry, that reflect Sanofi’s and Genzyme’s current views and projections with respect to future events, financial performance and financial trends affecting our businesses. Statements that include the words “expect,” “intend,” “plan,” “confident,” “believe,” “project,” “anticipate,” “will,” “may,” “estimate,” “continue” and similar statements of a future or forward looking nature identify forward looking statements. All forward looking statements address matters that involve risks and uncertainties, many of which are beyond Sanofi’s and Genzyme’s control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements.

These and other relevant factors, including those risk factors in this solicitation statement/prospectus and any other information included or incorporated by reference in this solicitation statement/prospectus, and information that may be contained in Sanofi’s other filings with the SEC, should be carefully considered when reviewing any forward looking statement.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in Sanofi’s most recent reports on Form 20-F and Form 6-K and other documents of Sanofi on file with the SEC. Any forward looking statements made in this solicitation statement/prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Sanofi will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Sanofi, Genzyme or their respective business or operations. In light of the risks and uncertainties described above, the forward looking events and circumstances described in this solicitation statement/prospectus might not occur and are not guarantees of future performance. Except as required by law, Sanofi and Genzyme undertake no obligation to update publicly or revise any forward looking statement, whether as a result of new information, future developments or otherwise.

THE PROPOSED AMENDMENT

The Proposed Amendment will be set forth in a supplemental indenture to the Indenture for the Notes that will be executed by Genzyme, Sanofi and the Trustee promptly following receipt of the Requisite Consents. In the Solicitation, Genzyme is seeking Consents to all of the Proposed Amendment and the release of the B.V. Guarantee as a single proposal. Accordingly, a Consent purporting to consent to only a portion of the Proposed Amendment, or to the Proposed Amendment and not the release of the B.V. Guarantee, or vice versa, will not be valid and the delivery of a Consent by a Holder is the delivery of a Consent to all of the Proposed Amendment and the release of the B.V. Guarantee.

The Proposed Amendment would, among other things, eliminate in the entirety Genzyme’s obligations to comply with substantially all of the restrictive covenants contained in the Indenture and the Notes (other than, among other covenants, the covenant to pay interest and premium, if any, on, and principal of, the Notes when due) and amend certain events of default and related provisions, and allow Sanofi, through the filing of its reports and other information, to satisfy Genzyme’s SEC reporting obligations under the Indenture, if any. Specifically, the Proposed Amendment would eliminate the following covenants contained in the First Supplemental Indenture:

Section 2.6(c)	Repurchase of Notes Upon a Change of Control

Section 2.7	Limitation on Liens

Section 2.8	Limitation on Sale and Leaseback Transactions

Section 2.9	Exempted Liens and Sale and Leaseback Transactions

The Proposed Amendment would also amend the Base Indenture by adding the new defined terms “Parent” and “Parent Guarantee” to Section 1.1 “Definitions”, amending Section 7.1(5) and adding a new Section 9.4(c).

The proposed definition of “Parent” in Section 1.1 would read as follows:

“Parent” means Sanofi, a French société anonyme.

The proposed definition of “Parent Guarantee” in Section 1.1 would read as follows:

“Parent Guarantee” means the irrevocable guarantee of the Notes, on a senior unsecured basis and in accordance with the terms set forth in the Guarantee and Third Supplemental Indenture, by Parent.

Section 7.1(5) of the Base Indenture would be amended by replacing “$100,000,000” in the two places in which it appears in such Section with “€100,000,000 (or its equivalent in any other currency)”. The purpose of this change is to mirror the cross-default threshold contained in the indenture governing Sanofi’s existing dollar-denominated debt securities which were issued and sold in a registered offering on March 29, 2011.

The proposed Section 9.4(c) would read as follows:

“(c) Notwithstanding the foregoing, if the Parent executes and delivers the Parent Guarantee of the Securities, the reports and other information required by this Section 9.4 may be filed by and be those of the Parent.”

In addition, the Proposed Amendment would delete definitions in the Indenture if all references to such definitions would be eliminated as a result of the foregoing and make certain other changes of a technical or conforming nature to the Indenture and the Notes. If the Solicitation is consummated and the Proposed Amendment becomes effective, the Proposed Amendment will be binding on all outstanding Notes. The modification or elimination of restrictive covenants and amendment of certain events of default and other provisions pursuant to the Proposed Amendment may permit Genzyme to take actions that, among other things, could increase the credit risks with respect to Genzyme faced by non-tendering Holders, adversely affect the market price of the Notes or otherwise be adverse to the interests of non-tendering Holders. See “Risk Factors.”

The foregoing is qualified in its entirety by reference to the Indenture and the form of the supplemental indenture through which Genzyme intends to effect the Proposed Amendment. The form of the supplemental indenture is attached hereto as Annex A.

The Proposed Amendment would also cause the B.V. Guarantee to be released pursuant to the form of release of guarantee attached hereto as Annex B.

THE SOLICITATION

General

In order for the Proposed Amendment and the release of the B.V. Guarantee to be approved, the Tabulation Agent must receive the Requisite Consents. Consequently, Genzyme is soliciting Consents from all Holders of the Notes.

As of the Record Date, there was $500,000,000 aggregate principal amount of the 3.625% Senior Notes due 2015 and $500,000,000 aggregate principal amount of the 5.000% Senior Notes due 2020 outstanding. For purposes of determining whether the requisite principal amount of each series of the Notes has properly delivered Consents, any Notes owned by Genzyme, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with Genzyme, will be disregarded.

Promptly following receipt of the Requisite Consents and in compliance with the conditions contained in the Indenture, Genzyme intends to execute the Supplemental Indenture and the Release of Guarantee, which will become effective as of the Effective Time.

The delivery of a Consent will not affect a Holder’s right to sell or transfer any Notes, and a sale or transfer of any Notes after the Record Date will not have the effect of revoking any Consent properly given by the Holder of such Notes. Therefore, each properly executed and delivered Consent Form will be counted notwithstanding any subsequent sale or transfer of any Notes to which such Consent relates, unless the applicable Holder has complied with the procedure for revoking a Consent, as described herein and in the Consent Form. Failure to deliver a Consent will have the same effect as if a Holder had voted “No” to the Proposed Amendment and the release of the B.V. Guarantee.

Record Date

This Statement and the Consent Form are being sent to all Holders of record on the Record Date as Genzyme is reasonably able to identify. Such date has been fixed as the date for the determination of Holders entitled to provide a Consent pursuant to the Solicitation.

Consent Fee

Assuming satisfaction of all conditions to the Solicitation, promptly following the Effective Time, in consideration for the Consent of Holders to the Proposed Amendment to the Indenture, Genzyme intends to pay the Consent Fee to each Holder that validly delivered a properly completed and executed Consent Form prior to the Expiration Date, provided such Consent is not validly revoked prior to the Effective Time. Genzyme intends to make payment of the Consent Fee by deposit of the Consent Fee with the Paying Agent, which will receive payments from Genzyme and transmit such payments to each Holder that validly delivered a properly completed and executed Consent Form prior to the Expiration Date, provided such Consent is not validly revoked prior to the Effective Time.

The right to receive a Consent Fee is not transferable with any Notes. Payment of the Consent Fee will only be made to Holders who have properly delivered Consents that are in effect at the Expiration Date pursuant to the terms hereof. No other holder of any Notes will be entitled to receive any Consent Fee. Payment is expected to be made by the Paying Agent to each DTC Participant who has delivered a Consent Form on or prior to the Expiration Date, and such DTC Participant should distribute the Consent Fee to the beneficial owners of the Notes on whose behalf such DTC Participant delivered a Consent in accordance with its procedures.

Interest will not accrue on or be payable with respect to any Consent Fee.

Consents will expire if the Requisite Consents have not been obtained on or before the Expiration Date.

Sanofi Guarantee

Assuming satisfaction of all conditions to the Solicitation, promptly following the Effective Time, in consideration for the Consent of Holders to the release of the B.V. Guarantee, Sanofi will issue the Sanofi Guarantee by entering into the Supplemental Indenture and will evidence the Sanofi Guarantee by executing a Notation of Guarantee. The Sanofi Guarantee will apply to all of the Notes that are outstanding following the consummation of the Solicitation, and will benefit all Holders of the Notes equally, regardless of whether all such Holders consented to the release of the B.V. Guarantee.

How to Consent

Holders who wish to deliver a Consent to the Proposed Amendment and the release of the B.V. Guarantee should deliver one or more properly completed Consent Forms signed by or on behalf of such Holder by registered mail, overnight courier or by facsimile to the Tabulation Agent at its address or facsimile number set forth on the back cover of this Statement in accordance with the instructions contained in this Statement and the Consent Form. Genzyme shall have the absolute right in its sole discretion to determine whether any purported Consent satisfies the requirements of the Solicitation and the Indenture, and any such determination shall be final and binding on the Holder who delivered such Consent or purported Consent. Consent forms must be received by the Tabulation Agent prior to the Expiration Date in order to qualify for payment of the Consent Fee.

Consents will be accepted from Holders and any other person who has obtained a proxy in a form reasonably acceptable to Genzyme that authorizes such other person (or person claiming title by or through such other person) to deliver a Consent with respect to any Notes on behalf of a Holder. For purposes of the Solicitation, DTC has authorized the DTC Participants set forth in the position listing of DTC for the Notes as of the Record Date to execute Consent Forms as if they were Holders of the Notes held of record in the name of DTC or its nominee. Accordingly, Consents will be accepted from DTC Participants as Holders. Any beneficial owner whose Notes are held through a broker, dealer, commercial bank, trust company or other nominee and who wishes to deliver a Consent should contact the Holder of its Notes promptly and instruct such Holder to deliver a Consent on its behalf.

Each Consent Form that is properly completed, signed, delivered to and received by the Tabulation Agent prior to the Expiration Date (and accepted by Genzyme as such), and not validly revoked prior to the Effective Time, will be given effect in accordance with the specifications thereof. A Consent Form should not be delivered to Genzyme, the Trustee, the Information Agent or the Paying Agent. However, Genzyme reserves the right to accept any Consent received by Genzyme, the Trustee, the Information Agent or the Paying Agent by any other reasonable means or in any form that reasonably evidences the giving of a Consent. The method of delivery of a Consent Form and all other required documents to the Tabulation Agent is at the risk of the Holder, and the delivery will be deemed made only when actually received by the Tabulation Agent. In all cases, sufficient time should be allowed to assure timely delivery. No Consent Form should be sent to any person other than the Tabulation Agent.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance and revocation of a Consent will be resolved by Genzyme, in its sole discretion, which resolution shall be final and binding. Genzyme reserves the right to reject any and all Consents not validly given or any Consents, Genzyme’s acceptance of which could, in its opinion or the opinion of its counsel, be unlawful under applicable law. Genzyme also reserves the right to waive any defects or irregularities in the delivery of a Consent or modify the conditions to the Solicitation. Unless waived, any defects or irregularities in connection with deliveries of a Consent must be cured within such time as Genzyme shall determine. None of Genzyme, its affiliates, the Trustee, the Information Agent, the Tabulation Agent, the Paying Agent or any other person shall be under any duty to give notification of defects, irregularities or waivers with respect to deliveries of Consents, nor shall any of them incur any liability for failure to give such notification.

If the Notes to which a Consent relates are held by two or more joint Holders, each such Holder must sign the Consent Form. If a signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other Holder acting in a fiduciary or representative capacity, such person should so indicate when signing and must submit proper evidence satisfactory to Genzyme of such person’s authority to so act. If Notes are held in different names, a separate Consent Form must be executed covering each name.

If a Consent relates to fewer than all Notes held of record as of the Record Date by the Holder providing such Consent, such Holder must indicate on the Consent Form the aggregate dollar amount (in integral multiples of $1,000) of such Notes to which the Consent relates. Otherwise, the Consent will be deemed to relate to all Notes held by such Holder. The Consent Fee will be paid only for such portion of the Notes to which a Consent relates. Holders delivering Consents will be deemed to consent to all of the Proposed Amendment and the release of the B.V. Guarantee, and a Consent Form purporting to consent to only a portion of the Proposed Amendment, or to the Proposed Amendment and not the release of the B.V. Guarantee, or vice versa, will not be valid.

Expiration Date; Extensions; Amendment

Genzyme may extend the Solicitation from time to time. In order to extend the Solicitation, Genzyme will notify the Information Agent of any extension by oral or written notice and will make a public announcement thereof. Such announcements may state that Genzyme is extending the Solicitation for a specified period of time or on a daily basis until the Requisite Consents have been received. Failure of any Holder or beneficial owner of Notes to be so notified will not affect the extension of the Solicitation.

Notwithstanding anything to the contrary set forth in this Statement, Genzyme reserves the right at any time on or prior to the business day following the Expiration Date to (i) terminate the Solicitation for any reason, (ii) extend the Solicitation from time to time, including if any condition to this Solicitation has not been met or waived, (iii) amend the terms of the Solicitation, (iv) modify the form or amount of the consideration to be paid pursuant to the Solicitation or (v) waive any of the conditions to the Solicitation, subject to applicable law. If Genzyme takes any of these actions, Genzyme will make a public announcement thereof.

If the Solicitation is amended in any material manner, or Genzyme waives or modifies any material conditions to the Solicitation, it will promptly disclose such amendment, waiver or modification in a public announcement, and Genzyme may, if determined by it to be appropriate, extend the Solicitation for no less than one day, such period to be set at its discretion subject to applicable law.

Without limiting the manner in which Genzyme may choose to make a public announcement of any extension, amendment or termination of the Solicitation, Genzyme shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by, in its sole discretion, making a timely press release or issuing a notice through the facilities of DTC, and otherwise complying with any applicable notice provisions of the Indenture.

Conditions of the Solicitation

Notwithstanding any other provision of this Statement, Genzyme will not be required to pay any Consent Fee and Sanofi will not be required to issue the Sanofi Guarantee pursuant to the Solicitation, Genzyme may terminate, amend or extend the Solicitation, Genzyme may delay or refrain from the payment of any Consent Fee, and the Proposed Amendment, the release of the B.V. Guarantee and the Sanofi Guarantee will not become operative, if any of the following shall not have occurred:

•	the receipt of the Requisite Consents from the Holders and the execution of the Supplemental Indenture; and

•	satisfaction of the General Conditions defined herein.

Genzyme may, in its reasonable discretion, waive any or all of the General Conditions (as defined herein).

The “General Conditions” will be deemed to have been satisfied at the Effective Time, unless, on or after the date hereof and before the Effective Time there shall have been instituted or threatened or be pending any action, suit or other proceeding or investigation by any governmental authority or agency or any other person that:

•

questions the legality, validity, binding effect, enforceability or effectiveness of the Proposed Amendment or the Release of Guarantee or the entering into of the Supplemental Indenture, as the case may be;

•	seeks to have the Notes paid before maturity or which questions the accuracy or completeness of any of the statements made in this Statement or in any of the other documents referred to herein; or

•	if adversely determined, would make unlawful or invalid, would enjoin the implementation of, or would impose damages as a result of, any of the foregoing.

Revocation of Consent

Until the Effective Time, Holders may revoke Consents delivered prior to the Effective Time. Any notice of revocation received after the Effective Time will not be effective. Any Holder who revokes a Consent prior to the Effective Time will not receive any Consent Fee, unless such Consent is redelivered and properly received by the Tabulation Agent and accepted by Genzyme prior to the Expiration Date in accordance with this Statement. Unless properly revoked, a Consent by a Holder of Notes shall bind the Holder and every subsequent holder of such Notes or portion of such Notes that evidences the same debt as the consenting Holder’s Notes, even if a notation of the Consent is not made on any such Notes.

Subject to the immediately preceding paragraph, any Holder as to which a Consent has been given prior to the Effective Time may revoke such Consent as to such Notes or any portion of such Notes (in integral multiples of $1,000) by delivering a written notice of revocation bearing a date later than the date of the prior Consent Form to the Tabulation Agent at any time prior to the Effective Time. With respect to a Consent delivered prior to the Effective Time, any notice of revocation received by the Tabulation Agent after such Effective Time will not be effective.

To be effective, a notice of revocation must be in writing signed by the Holder, must contain the name of the Holder and the principal amount, must be received by the Tabulation Agent before the Expiration Date and must be signed in the same manner as the original Consent Form. All revocations of Consent should be addressed to the Tabulation Agent at the address or facsimile number set forth on the back cover of this Statement.

Genzyme reserves the right to contest the validity of any revocation and all questions as to the validity (including time of receipt) of any revocation will be determined by Genzyme in its sole discretion, which determination will be conclusive and binding. None of Genzyme, its affiliates, the Information Agent, the Tabulation Agent, the Paying Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation, nor shall any of them incur any liability for failure to give such information.

Information Agent, Tabulation Agent and Paying Agent

Global Bondholder Services Corporation is acting as the Information Agent, the Tabulation Agent and the Paying Agent, in each case on behalf of Genzyme in connection with the Solicitation. Genzyme has agreed to indemnify the Information Agent, the Tabulation Agent and the Paying Agent against certain liabilities and expenses.

Neither Genzyme nor Sanofi has authorized any person (including the Information Agent, the Tabulation Agent and the Paying Agent) to give any information or make any representations in connection with the Solicitation other than as set forth herein and, if given or made, such information or representations must not be relied upon as having been authorized by Genzyme, Sanofi, the Trustee, the Information Agent, the Tabulation Agent, the Paying Agent or any other person.

Requests for assistance in completing and delivering a Consent Form or requests for additional copies of this Statement, the Consent Form or other related documents should be directed to the Information Agent at its telephone number set forth on the back cover of this Statement.

Fees and Expenses

Genzyme will bear the costs of the Solicitation, including the fees and expenses of the Information Agent, the Tabulation Agent and the Paying Agent. Genzyme will pay the Trustee under the Indenture reasonable and customary compensation for its services in connection with the Solicitation, plus reimbursement for expenses including, but not limited to, attorneys’ fees and expenses.

Genzyme will pay all other fees and expenses attributable to the Solicitation and the execution of the Proposed Amendment and the release of the B.V. Guarantee, other than expenses incurred by Holders or beneficial owners of Notes.

DESCRIPTION OF THE SANOFI GUARANTEE

The following description is a summary of the material provisions of the Sanofi Guarantee and the Indenture that would apply to Sanofi if the Supplemental Indenture is entered into and becomes effective, and the Sanofi Guarantee is issued. The following summary does not restate the entire Indenture and is qualified by reference to the full provisions of the Indenture and the form of supplemental indenture, which is attached as an annex to this statement.

The Sanofi Guarantee

If the Requisite Consents are received to the release of the B.V. Guarantee and the Release of Guarantee becomes effective, Sanofi will irrevocably guarantee to the Trustee, for the benefit of the Trustee, each Holder and their respective successors and assigns, (a) the full and punctual payment of principal of and interest (and premium, if any) on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and (b) the full and punctual performance within applicable grace periods of all other monetary obligations of Genzyme due and payable under the Indenture and the Notes (the Indenture and the Notes, collectively, the “Guaranteed Obligations”); provided, however, that (i) except as provided in clause (ii) below, the Trustee may not make demand upon Sanofi for payment or performance under the Sanofi Guarantee until after written demand by the Trustee to Genzyme for payment of relevant overdue amounts under the Notes or the Indenture (although no pursuit of remedies or other action on the part of the Trustee is required before demand is made by the Trustee on Sanofi) and (ii) in the event of a receivership, voluntary or involuntary bankruptcy, reorganization, arrangement or other insolvency proceeding involving Genzyme as debtor, the Trustee may immediately make a demand upon Sanofi for payment or performance under the Sanofi Guarantee and shall not be required to make a prior demand, written or otherwise, to Genzyme for payment of overdue amounts under the Notes or the Indenture. The Sanofi Guarantee will apply to all of the Notes that are outstanding following the consummation of the Solicitation, and will benefit all Holders of the Notes equally, regardless of whether all such Holders consented to the release of the B.V. Guarantee.

Any term or provision of the Indenture, of the Securities or of the Sanofi Guarantee to the contrary notwithstanding, the maximum aggregate amount guaranteed by Sanofi under the Sanofi Guarantee shall not exceed the lesser of (a) 108% of the aggregate principal amount of the Notes at any time outstanding, which amount shall be reduced by the amount of any payments made (x) by Sanofi under the Sanofi Guarantee or (y) by Genzyme under the Notes or the Indenture and (b) the maximum amount that can be guaranteed without rendering the Sanofi Guarantee or the Indenture, as amended by the Supplemental Indenture, as it relates to Sanofi, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

The Sanofi Guarantee will automatically terminate with respect to each series of the Notes, and Sanofi will be released from its obligations thereunder, on the tenth Business Day following the Stated Maturity (as defined in the Indenture) of such series of Notes (provided that all principal, premium, if any, and interest, if any, on all of such Notes shall have been paid in full prior to such date).

Ranking of the Sanofi Guarantee

The Sanofi Guarantee will not be secured by any of Sanofi’s assets or properties. As a result, if Sanofi is required to pay under the Sanofi Guarantee, holders of the Notes would be unsecured creditors of Sanofi. The Sanofi Guarantee is not and will not be subordinated to any of Sanofi’s other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against Sanofi, the Sanofi Guarantee would rank equally in right of payment with all of Sanofi’s other unsecured and unsubordinated debt.

New Certificates

The Sanofi Guarantee will be evidenced by a Notation of Guarantee. It will not be necessary for new certificates to be issued evidencing the Notes to reflect the benefit of the Sanofi Guarantee.

CAPITALIZATION

The following table sets forth Sanofi’s cash and cash equivalents, short term debt, including current portion of long term debt, and its capitalization as of December 31, 2010 (prepared on the basis of International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”)) and as adjusted to reflect the following transactions related to the Acquisition:

•

Inclusion of Genzyme cash and cash equivalents and short-term investments, current portion of long-term debt and capital lease obligations, long-term debt and capital lease obligations as of December 31, 2010;

•	Issuance and sale of the following debt securities by Sanofi on March 29, 2011 ($1.0 billion of which constitutes short-tem debt):

•	$1.0 billion aggregate principal amount of Floating Rate Notes due 2012;

•	$1.0 billion aggregate principal amount of Floating Rate Notes due 2013;

•	$750.0 million aggregate principal amount of Floating Rate Notes due 2014;

•	$750.0 million aggregate principal amount of 1.625% Notes due 2014;

•	$1.5 billion aggregate principal amount of 2.625% Notes due 2016; and

•	$2.0 billion aggregate principal amount of 4.000% Notes due 2021;

•	$4.0 billion principal amount of drawings under Sanofi’s long term acquisition facility on April 5, 2011 ($800.0 million of which constitutes short-term debt);

•	Change in drawings by Sanofi since December 31, 2010 under its U.S. commercial paper and short-term euro commercial paper (“billets de trésorerie”) programs:

•	The total aggregate amount of U.S. commercial paper outstanding as of May 4, 2011 was approximately $7.4 billion as compared to $650.0 million as of December 31, 2010; and

•	The total aggregate amount of billets de trésorerie outstanding as of May 4, 2011 was €250 million as compared to €275 million as of December 31, 2010; and

•	Payment of total consideration in connection with the Acquisition of $20.4 billion.

	December 31, 2010
	Actual	As Adjusted(1)
	EUR in millions	EUR in millions
Cash and cash equivalents	6,465	5,654

Short-term debt, and current portion of long-term debt	1,565	7,292

Long-term debt	6,695	13,615
Equity attributable to non-controlling interests	191	191
Equity attributable to equity holders of Sanofi (excluding net income):
Share capital	2,622	2,622
Additional paid-in capital and retained earnings	44,702	44,702
Treasury shares	(371)	(371)
Stock options and other share-based payments	1,829	1,829
Other items recognized directly in equity	(1,152)	(1,152)
Equity attributable to equity holders of Sanofi (excluding net income)	47,630	47,630

Capitalization	54,516	61,436

(1)	For the purposes of this table, amounts shown have been converted from U.S. dollars to euro using an exchange rate of €1.4882 = U.S.$1.00, the European Central Bank rate on May 4, 2011.

USE OF PROCEEDS

Sanofi will not receive any cash proceeds from the issuance of the Sanofi Guarantee.

RATIO OF EARNINGS TO FIXED CHARGES

For a description of Sanofi’s ratio of earnings to fixed charges see Exhibit 99.1 to Sanofi’s report on Form 6-K, filed with the SEC on March 22, 2010.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain U.S. federal income tax consequences relating to the Solicitation that may be relevant to holders of Notes. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual circumstances or to certain types of holders subject to special tax rules (like small business investment companies, brokers, dealers in securities or currencies, banks and other financial institutions, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, real estate investment trusts, hybrid entities, certain former citizens or residents of the United States, individual retirement and other tax-deferred accounts, tax-exempt entities, insurance companies, partnerships or other pass-through entities or investors in those entities, persons holding Notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle, U.S. Holders (as defined herein) that have a functional currency other than the U.S. dollar, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, persons subject to the alternative minimum tax, or, except to the limited extent provided below, Non-U.S. Holders (as defined herein)). This summary does not address state, local or foreign tax considerations or any U.S. federal tax considerations other than U.S. federal income tax (for example, U.S. estate or gift tax considerations).

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Treasury Regulations, rulings, administrative pronouncements and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. This discussion is limited to the U.S. federal income tax consequences to holders who are beneficial owners of Notes who hold the Notes as capital assets (i.e., generally, held for investment).

If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding Notes, you should consult your tax advisor.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Notes that for U.S. federal income tax purposes is: (i) an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the U.S. federal income tax laws; (ii) a corporation (including an entity treated as a corporation) that is created or organized in or under the law of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust that has made a valid election to be treated as a United States person to the extent provided in applicable Treasury Regulations. A “Non-U.S. Holder” is any beneficial owner of Notes who for U.S. federal income tax purposes is a nonresident alien individual or a corporation, trust or estate that is not a U.S. Holder.

Genzyme will not seek a ruling from the Internal Revenue Service (the “IRS”) with regard to the U.S. federal income tax consequences relating to the Solicitation and, therefore, Genzyme can offer no assurance that the IRS will agree with the conclusions set forth below or that, if the IRS were to challenge any of those conclusions, the challenge would not be sustained by a court. Accordingly, all holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences relating to the Solicitation in light of their particular situations, as well as the specific federal, state, local and foreign income and other tax considerations of the Solicitation.

Potential for Deemed Exchange

The modification of a debt instrument will be treated, for U.S. federal income tax purposes, as a “deemed” exchange of an old debt instrument for a new debt instrument (“Deemed Exchange”) if the modification is a “significant modification” under the applicable Treasury Regulations. Under the Treasury Regulations, a modification that substitutes a guarantee on a recourse debt instrument is a significant modification if the modification results in a change in “payment expectations.” A change in payment expectations occurs if, as a result of a transaction, there is a substantial enhancement of the obligor’s capacity to meet the payment obligations under a debt instrument and that capacity was primarily speculative prior to the modification and is adequate after the modification. For this purpose, the obligor’s capacity includes any source for payment, including guarantees. In addition, under the Treasury Regulations, a modification that adds, deletes or alters customary accounting or financial covenants is not a significant modification.

The applicable Treasury Regulations provide that a change in the yield of a debt instrument is a “significant” modification if the annual yield on the modified instrument varies from the annual yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of 25 basis points and five percent of the annual yield of the unmodified instrument. For purposes of determining the yield on the modified instrument, any payments made to the holder as consideration for the modification (like the Consent Fee), as well as any prior consent payments or other modifications that affect the yield on the Notes, are taken into account as an adjustment to the issue price of the modified debt instrument.

Under the applicable Treasury Regulations, other types of modifications not specifically addressed by the regulations are “significant modifications” if, based on all the facts and circumstances and taking into account all such types of modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are economically significant.

Genzyme intends to take the position that the adoption of the Proposed Amendment, the receipt of the Consent Fee and the issuance of the Sanofi Guarantee in consideration of the release of the B.V. Guarantee do not constitute a “significant modification” of the Notes or result in a Deemed Exchange. If this position is correct, a holder will not recognize any income, gain or loss with respect to the Notes as a result of the Solicitation (except to the extent of any Consent Fee received as described below), regardless of whether the holder Consents, and will have the same adjusted tax basis and holding period in the Notes after the adoption of the Proposed Amendment and the issuance of the Sanofi Guarantee in consideration of the release of the B.V. Guarantee as the holder had before. However, no assurances are being provided in regard to the foregoing statements, and holders should consult their own tax advisors to make this determination. In this regard, see “Possible Alternative Treatment” below.

Treatment of Consent Fee to U.S. Holders

The proper treatment of the Consent Fee is unclear. Consistent with Genzyme’s position that the Solicitation should not result in a Deemed Exchange, Genzyme intends to take the position that the payment of the Consent Fee will be treated as a separate payment in the nature of a fee for the Consents, constituting ordinary income to U.S. Holders in the full amount of the payment, without reduction by any portion of a U.S. Holder’s basis in the Notes. Each U.S. Holder should consult its own tax advisor as to possible alternative treatments of the Consent Fee.

Treatment of Consent Fee to Non-U.S. Holders

As noted above, the proper U.S. federal income tax treatment of the Consent Fee is unclear. Genzyme intends to take the position that the Consent Fee represents ordinary income and intends to withhold U.S. federal income tax at a 30% rate on payments of the Consent Fee to Non-U.S. Holders, unless a Non-U.S. Holder (i) provides documentation to the applicable withholding agent demonstrating a reduced rate or exemption from withholding is available under an applicable tax treaty, generally on IRS Form W-8BEN, or (ii) is engaged in the conduct of trade or business within the United States to which the Consent Fee is effectively connected and provides a properly completed IRS Form W-8ECI. Non-U.S. Holders are urged to consult their own tax advisors regarding the treatment of the Consent Fee under the U.S. federal income tax withholding rules, including eligibility for a withholding tax exemption or reduction under an applicable income tax treaty, and any refund procedures, including through the filing of a U.S. tax return with the IRS.

The foregoing paragraph addresses only the withholding tax consequences of the payment of the Consent Fee. Non-U.S. Holders should consult their own tax advisors regarding all other U.S. federal income tax consequences to them of consenting or not consenting to the Solicitation, including the tax consequences if the alternate tax treatment described in “Possible Alternative Treatment” is applicable.

Possible Alternative Treatment

If, contrary to the position (described above in “Potential for Deemed Exchange”) that Genzyme intends to take, the adoption of the Proposed Amendment, the receipt of the Consent Fee and the issuance of the Sanofi Guarantee in consideration of the release of the B.V. Guarantee constitute a significant modification of the Notes, those events would result in a Deemed Exchange and, unless the Deemed Exchange constitutes a deemed exchange of “securities” pursuant to a recapitalization of Genzyme for U.S. federal income tax purposes, would be a taxable event for U.S. federal income tax purposes. If there is a taxable event, a U.S. Holder would recognize taxable gain or loss equal to the difference (if any) between the amount realized (discussed below) as a result of the Deemed Exchange and the holder’s adjusted tax basis in its Notes, and the U.S. Holder would be required to include as ordinary interest income any accrued and unpaid interest to the extent not previously included in income. A U.S. Holder’s adjusted tax basis in a Note generally will be equal to the U.S. Holder’s cost for the Note (net of any accrued interest), plus any accrued market discount (discussed below) previously included in income, less any principal payments the U.S. Holder received on the Note. If the Consent Fee is a payment for the U.S. Holder’s consent (as described under “Treatment of Consent Fee to U.S. Holders” above), the amount realized by a U.S. Holder in a Deemed Exchange would be the fair market value of the new notes deemed received (if the Notes are “traded on an established securities market” pursuant to applicable Treasury Regulations) less the amount of accrued and unpaid interest, or the principal amount of the new notes (if the Notes are not so traded). Otherwise, the amount realized might include the Consent Fee, or the Consent Fee might be treated as a reduction of the issue price of the new notes.

In general, subject to the possible application of the market discount rules (discussed below), any gain or loss recognized by a U.S. Holder upon a Deemed Exchange will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held its Notes for more than one year on the date of the Deemed Exchange. Net capital gain is subject to tax at a lower rate than ordinary income in the case of a noncorporate U.S. Holder. The deductibility of capital losses is subject to limitations. If a Deemed Exchange is a taxable event, a U.S. Holder’s adjusted tax basis in the new notes would equal the amount realized by the holder for purposes of determining gain or loss, and the holder would have a new holding period in those notes commencing on the day after the Deemed Exchange.

Gain recognized by a U.S. Holder in connection with the Solicitation will be treated as ordinary income to the extent of any accrued market discount on the Notes that has not been previously included in income. The Notes will have “market discount” if such notes were acquired at a discount of more than a de minimis amount to their adjusted issue price. Market discount generally accrues on a straight line basis over the term of the Notes or, at the U.S. Holder’s election, under a constant yield method.

Whether the Deemed Exchange would constitute a constructive exchange of “securities” pursuant to a recapitalization of Genzyme for U.S. federal income tax purposes would depend on, among other things, whether the Notes and the new notes constitute “securities” within the meaning of Section 354 of the Code. The term “security” is not defined in the Code or the Treasury Regulations. Under applicable administrative pronouncements and judicial decisions, as a general matter the determination of whether a debt instrument is a “security” depends on the terms, conditions and other facts and circumstances relating to the instrument and, consequently, is inherently uncertain. Generally, debt instruments with a maturity less than five years from the date of issuance do not constitute “securities”, whereas debt instruments with a maturity of ten years or more do constitute “securities”. A debt instrument with an original term of more than five years from the date of issuance but less than ten years may qualify as a “security”. In addition, the IRS has ruled that where the original debt instrument qualified as a

“security”, a new debt instrument the holder receives from the obligor in exchange for that original debt instrument may, under certain circumstances, be treated as a “security” even if the remaining term of the new debt instrument is less than five years. It is unclear whether the Notes, or the new notes deemed to be received in exchange therefor, would be treated as “securities” for purposes of Section 354 of the Code. If both the Notes and the new notes are “securities”, assuming that the Consent Fee is a payment for the U.S. Holder’s consent (as described under “Treatment of Consent Fee to U.S. Holders” above), a U.S. Holder would not recognize any gain or loss as a result of a Deemed Exchange and would recognize income only to the extent of the Consent Fee received and any accrued and unpaid interest to the extent accrued during the U.S. Holder’s holding period and not previously taken into income.

If the issue price of the new notes is less than the principal amount of the Notes by more than a de minimis amount, the new notes will be treated as being issued with original issue discount, which will be required to be amortized and included in income over the remaining term of the new notes on a constant yield method regardless of the U.S. Holder’s general method of accounting for U.S. federal income tax purposes. The issue price of the new notes will be their fair market value less the amount of accrued and unpaid interest (if the notes are “traded on an established securities market”) or their principal amount (if the Notes are not so traded). The U.S. Holder’s tax basis in the new notes will be increased by the amount of accrued original issue discount.

If a U.S. Holder’s tax basis in a new note exceeds the stated principal amount of the new note plus accrued and unpaid interest (or, if the exercise of an early call option would result in a smaller amortizable bond premium, the amount payable upon the exercise of such call), the excess generally will constitute amortizable bond premium. A U.S. Holder generally may elect to deduct against its interest income on the new notes the portion of the amortizable bond premium allocable to such year, determined in accordance with a constant yield method (calculated using the early call date, if applicable). The U.S. Holder’s tax basis in the new notes will be decreased by the amount of amortizable bond premium allowable as a deduction in each year. An election to deduct amortizable bond premium applies to all taxable bonds held during or after the taxable year for which the election is made, and can be revoked only with the consent of the IRS.

In light of the complexity of the applicable rules, U.S. Holders are encouraged to consult their tax advisors regarding (a) the risk that the possible alternative tax treatment described under this heading (rather than the position Genzyme intends to take as discussed above) is applicable and (b) the U.S. federal income tax consequences of continuing to hold Notes after the adoption of the Proposed Amendment.

Information Reporting and Backup Withholding

In general, the receipt of the Consent Fee by U.S. Holders will be subject to the backup withholding and information reporting rules, although those rules will not apply to payments made to a Non-U.S. Holder pursuant to the Solicitation if certain conditions are met.

Under U.S. federal income tax law, to avoid backup withholding, a U.S. Holder who receives the Consent Fee (other than certain exempt recipients, like corporations) is required to provide the U.S. Holder’s correct taxpayer identification number (“TIN”) on IRS Form W-9 (or suitable substitute form), certify that it is not subject to backup withholding and that it is a U.S. person, and otherwise comply with applicable requirements of the backup withholding rules. If the U.S. Holder is an individual, the TIN is his or her social security number. If the U.S. Holder does not provide a correct TIN, the U.S. Holder may be subject to penalties imposed by the IRS, and payments that are made to the U.S. Holder may be subject to backup withholding. Certain U.S. Holders (including, among others, corporations) are not subject to these backup withholding requirements but may be required to provide evidence of their exemption from backup withholding. If backup withholding applies, Genzyme is required to withhold 28% of any payment made to a U.S. Holder.

A Non-U.S. Holder will not be subject to backup withholding or information reporting if, among other conditions, the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that neither Genzyme nor its withholding agent has actual knowledge, or reason to know, that the Non-U.S. Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. A Non-U.S. Holder generally may establish an exemption by providing a properly executed IRS Form W-8BEN or IRS Form W-8ECI to the withholding agent.

Backup withholding is not an additional tax. Any amounts so withheld may be credited against the U.S. federal income tax liability of the holder subject to the withholding. If backup withholding results in an overpayment of U.S. federal income taxes, a refund or credit may be obtained from the IRS provided the required information is furnished in a timely manner.

Each holder should consult its own tax advisor with regard to the Proposed Amendment, the receipt of the Consent Fee and the issuance of the Sanofi Guarantee in consideration of the release of the B.V. Guarantee and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

CERTAIN FRENCH INCOME TAX CONSEQUENCES

The following discussion is a summary of certain French income tax consequences relating to the issuance of the Sanofi Guarantee and the payments which may be made in connection therewith.

This discussion aims to provide a general description of the material French income tax consequences applicable to holders of Notes who are not French tax residents, who do not hold Notes in connection with a French permanent establishment or a fixed base through which they carry on business or perform personal services in France, and who are not incorporated, domiciled, established, acting through an office or receiving payment on an account opened in their name or for their benefit in a financial institution situated in a Non-Cooperative Jurisdiction within the meaning of article 238-0 A of the French Tax Code, all of which should consult their own tax advisors. Moreover, this summary only addresses French income tax considerations and does not address other French taxes such as transfer tax, stamp tax, estate or wealth tax.

This summary is based on French tax laws and practices in force as of the date hereof, including applicable tax treaties, all of which are subject to change at any time with possible retroactive effect.

This discussion is a summary for general information purposes only and does not consider all aspects of French income taxes which may be relevant to particular holders in light of their individual situation. Each holder of Notes should consult its own tax advisor regarding the French tax consequences relating to the issuance of the Sanofi Guarantee and the receipt of any payments thereunder.

Issuance of the Sanofi Guarantee

The issuance of the Sanofi Guarantee should not have any French income tax consequences for the holders of the Notes.

Payments by Sanofi under the Sanofi Guarantee

Under current French tax laws and interpretations thereof, payments made by Sanofi in the future, as a guarantor, to holders of the Notes described above should not incur any French taxation on income.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER THE

UNITED STATES FEDERAL SECURITIES LAWS

Sanofi is a société anonyme organized under the laws of France, and most of its directors and officers reside outside the United States. In addition, a substantial portion of its assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States on such persons. It may also be difficult to enforce against them, either inside or outside the United States, judgments obtained against them in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the United States, in any action based on civil liabilities under the U.S. federal securities laws. There is doubt as to the enforceability against such persons in France, whether in original actions or in actions to enforce judgments of U.S. courts, of liabilities based solely on the U.S. federal securities laws. Actions for enforcement of foreign judgments against such persons would require such persons who are of French nationality to waive their right under Article 15 of the French Civil Code to be sued only in France. Sanofi believes that no such French persons have waived such right with respect to actions predicated solely upon U.S. federal securities laws. In addition, actions in the United States under the U.S. federal securities laws could be affected under certain circumstances by the French law of July 26, 1968, as amended, which may preclude or restrict the obtaining of evidence in France or from French persons in connection with such actions. Additionally, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in France.

LEGAL MATTERS

The validity of the Sanofi Guarantee will be passed upon by Weil, Gotshal & Manges LLP, New York counsel to Sanofi; certain legal matters governed by French law will be passed upon for us by Hervé Tainturier, Vice President, Corporate Legal Affairs of Sanofi.

EXPERTS

The consolidated financial statements of Sanofi and its subsidiaries incorporated in this Statement by reference from the 2010 Form 20-F, and the effectiveness of Sanofi and its subsidiaries’ internal control over financial reporting as of December 31, 2010, have been audited by Ernst & Young Audit and PricewaterhouseCoopers Audit, independent registered public accounting firms, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been so incorporated in reliance upon the reports of such firms given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Following the filing of a Form 15 on April 18, 2011, Genzyme is no longer required under the rules and regulations of the SEC to file reports under the Exchange Act. However, Sanofi is subject to the informational reporting requirements of the Exchange Act applicable to foreign private issuers and files annual and other information with the SEC. You may read and copy any document that Sanofi files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. In addition, Sanofi’s SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. For further information, please call the SEC at 1-800-SEC-0330 or log on to http://www.sec.gov.

Sanofi’s shares are listed on Euronext Paris and the New York Stock Exchange, the latter in the form of American Depository Shares. You can consult reports and other information about Sanofi that are filed pursuant to the rules of Euronext Paris and the New York Stock Exchange at these exchanges.

You may also request a copy of these filings and reports at no cost, by contacting Sanofi orally or in writing at the following address and telephone number: Investor Relations, 174, avenue de France, 75013, Paris, France, Tel. No.: +33-1-53-77-45-45.

You should rely only on the information provided in this Statement. Neither Genzyme nor Sanofi have authorized anyone to provide you with different information. You should not assume that the information in this Statement is accurate as of any date other than that on the front cover of this Statement.

INCORPORATION BY REFERENCE

The SEC allows Sanofi to incorporate by reference the information Sanofi files with them, which means that:

•	incorporated documents are considered part of this Statement;

•	Sanofi can disclose important information to you by referring to those documents; and

•

information that Sanofi files with the SEC in the future and incorporates by reference herein will automatically update and supersede information in this Statement and information previously incorporated by reference herein.

The information that Sanofi incorporates by reference is an important part of this Statement.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in Sanofi’s affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. Any statement contained in such incorporated documents shall be deemed to be modified or superseded for the purpose of this Statement to the extent that a subsequent statement contained in another document Sanofi incorporates by reference at a later date modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Statement.

Sanofi incorporates herein by reference:

•	Its Annual Report on Form 20-F for the year ended December 31, 2010 (the “2010 Form 20-F”) (File No. 001-31368), filed with the SEC on March 12, 2011.

•

Its Current Reports on Form 6-K filed with the SEC on March 16, 2011, March 22, 2011, March 23, 2011, April 20, 2011, May 9, 2011 and May 16, 2011, and Exhibit 99.1, pages 2-21 of Exhibit 99.2 and Exhibit 99.3 of its Current Report on Form 6-K filed with the SEC on April 28, 2011.

•

Any document filed in the future with the SEC under Sections 13(a) and 13(c) or 15(d) of the Exchange Act after the date of this Statement and until this offering is completed. Any report on Form 6-K that Sanofi furnishes to the SEC on or after the date of this Statement (or portions thereof) is incorporated by reference in this Statement only to the extent that the report expressly states that Sanofi incorporates it (or such portions) by reference in this prospectus and that it is not subsequently superseded.

You may also request a copy of documents incorporated by reference at no cost, by contacting Sanofi orally or in writing at the following address and telephone number: Investor Relations, 174, avenue de France, 75013, Paris, France, Tel. No.: +33-1-53-77-45-45.

The 2010 Form 20-F and any other information incorporated by reference is considered to be a part of this Statement. The information in this Statement, to the extent applicable, automatically updates and supersedes the information in the 2010 Form 20-F.

You should rely only on the information that Sanofi incorporates by reference or provides in this Statement or any applicable prospectus supplement(s). Sanofi has not authorized anyone to provide you with different information. You should not assume that the information in this Statement is accurate as of any date other than the date appearing on the front hereof.

HOW TO PROVIDE CONSENT

In order to give the Consent, a Holder should deliver one or more properly completed Consent Forms signed by or on behalf of such Holder by registered mail, overnight courier or by facsimile to the Tabulation Agent at its address or facsimile number set forth below in accordance with the instructions contained in this Statement and the Consent Form. Any questions or requests for assistance in completing and delivering a Consent Form or requests for additional copies of this Statement, the Consent Form or other related documents should be directed to the Information Agent at its telephone number set forth below. A Holder (or a beneficial owner that is not a Holder) may also contact the Information Agent at their respective telephone numbers set forth below or its broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Solicitation.

Questions relating to the terms and conditions of the Consent Solicitation should be directed to Genzyme, whose address and telephone numbers are as follows:

Genzyme Corporation

500 Kendall Street

Cambridge, Massachusetts 02142

Attention: Treasurer

Telephone: (617) 252-7500

The Information Agent for the Solicitation is:

Global Bondholder Services Corporation

65 Broadway – Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll free (866) 736-2200

The Tabulation Agent for the Solicitation is:

Global Bondholder Services Corporation

By facsimile:

(For Eligible Institutions only):

(212) 430-3775/3779

Confirmation:

(212) 430-3774

By Mail:	By Overnight Courier:	By Hand:
65 Broadway – Suite 404	65 Broadway – Suite 404	65 Broadway – Suite 404
New York, NY 10006	New York, NY 10006	New York, NY 10006

The Paying Agent for the Solicitation is:

Global Bondholder Services Corporation

Annex A

GENZYME CORPORATION

Guarantee and Third Supplemental Indenture

This Guarantee and Third Supplemental Indenture, dated as of                 , 2011 (this “Guarantee and Third Supplemental Indenture”), is entered into among Genzyme Corporation, a Massachusetts corporation (the “Company”), Sanofi, a French société anonyme and the direct parent of the Company (the “Parent”), and The Bank of New York Mellon Trust Company, N.A., in its capacity as trustee under the indenture referred to below (in such capacity, the “Trustee”).

Recitals:

WHEREAS, under an indenture, dated as of June 17, 2010 (the “Base Indenture”), between the Company and the Trustee, as amended by a First Supplemental Indenture thereto, dated as of June 17, 2010 (the “First Supplemental Indenture”), the Company has issued $500,000,000 of its 3.625% Senior Notes due 2015 (the “Five-Year Notes”) and $500,000,000 of its 5.000% Senior Notes due 2020 (the “Ten-Year Notes” and, collectively with the Five-Year Notes, the “Securities”);

WHEREAS, pursuant to a Guarantee and Second Supplemental Indenture thereto, dated as of December 28, 2010 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), Genzyme Europe B.V., a company organized under the laws of The Netherlands (“Genzyme Europe B.V.”), has fully and unconditionally guaranteed the Securities (the “B.V. Guarantee”);

WHEREAS, the Company has solicited (the “Consent Solicitation”) the consents (the “Consents”) of Holders of the Securities to (i) the release of the B.V. Guarantee in consideration of an irrevocable guarantee of the Securities by Sanofi (the “Sanofi Guarantee”) and (ii) a proposed amendment to the Indenture (the “Proposed Amendment”) in consideration of the payment by the Company of a consent fee, pursuant to the Consent Solicitation Statement and Prospectus, dated May 24, 2011 (as the same may be amended or supplemented from time to time, the “Statement”);

WHEREAS, the Holders of at least a majority in aggregate principal amount of each series of the Securities have provided written consent to the release of the B.V. Guarantee and the Proposed Amendment;

WHEREAS, the execution and delivery of this Guarantee and Third Supplemental Indenture has been duly authorized and all conditions and requirements necessary to make this Guarantee and Third Supplemental Indenture a valid and binding agreement of the Company and the Parent (with respect, in the latter case, to the Sanofi Guarantee only) have been duly performed and complied with;

WHEREAS, pursuant to Section 10.2 of the Base Indenture, the Trustee is authorized to execute and deliver this Guarantee and Third Supplemental Indenture; and

WHEREAS, the Company, pursuant to the foregoing authority, proposes in and by this Guarantee and Third Supplemental Indenture to amend the Indenture and has requested that the Trustee join in the execution of this Guarantee and Third Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Parent and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

Section 1. Definitions.

(a) As used in this Guarantee and Third Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Guarantee and Third Supplemental Indenture refer to this Guarantee and Third Supplemental Indenture as a whole and not to any particular Section hereof.

(b) The definitions of all terms defined in Sections 1.1 and 1.2 of the First Supplemental Indenture that appear only in Section 2.6(c), 2.7, 2.8 or 2.9 of the Indenture are hereby deleted from Sections 1.1 and 1.2 of the First Supplemental Indenture, as the case may be.

Section 2. Elimination of Certain Provisions of the Indenture.

(a) Section 2.6(c) of the First Supplemental Indenture, which added a new Section 3.9 to the Base Indenture entitled “Repurchase of Notes Upon a Change of Control,” is hereby deleted in the entirety together with any references thereto in the Indenture or the Securities.

(b) Section 2.7 of the First Supplemental Indenture, which added a new Section 5.6 to the Base Indenture entitled “Limitation on Liens,” is hereby deleted in the entirety together with any references thereto in the Indenture or the Securities.

(c) Section 2.8 of the First Supplemental Indenture, which added a new Section 5.7 to the Base Indenture entitled “Limitation on Sale and Leaseback Transactions,” is hereby deleted in the entirety together with any references thereto in the Indenture or the Securities.

(d) Section 2.9 of the First Supplemental Indenture, which added a new Section 5.8 to the Base Indenture entitled “Exempted Liens and Sale and Leaseback Transactions,” is hereby deleted in the entirety together with any references thereto in the Indenture or the Securities.

Section 3. Amendments to the Indenture.

(a) Section 1.1 of the Base Indenture is amended to include the following definitions in their proper alphabetical location:

“Parent” means Sanofi, a French société anonyme.”

“Parent Guarantee” means the irrevocable guarantee of the Notes, on a senior unsecured basis and in accordance with the terms set forth in the Guarantee and Third Supplemental Indenture, by Parent”

(b) Section 7.1(5) of the Base Indenture is amended by replacing “$100,000,000” in the two places in which it appears in such Section with “€100,000,000 (or its equivalent in any other currency)”.

(c) Section 9.4 of the Base Indenture is amended by adding a new paragraph after subsection (b) thereof to read as follows:

“(c) Notwithstanding the foregoing, if the Parent executes and delivers the Parent Guarantee of the Securities, the reports and other information required by this Section 9.4 may be filed by and be those of the Parent.”

Section 4. Sanofi Guarantee.

The Parent hereby irrevocably guarantees to the Trustee, for the benefit of the Trustee, each Holder and their respective successors and assigns, (a) the full and punctual payment of principal of and interest (and premium, if any) on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and (b) the full and punctual performance within applicable grace periods of all other monetary obligations of the Company due and payable under the Indenture and the Securities (the Indenture and the Securities being hereinafter collectively called the “Guaranteed Obligations”); provided, however, that (i) except as provided in clause (ii) below, the Trustee may not make demand upon the Parent for payment or performance under the Sanofi Guarantee until after written demand by the Trustee to the Company for payment of relevant overdue amounts under the Securities or the Indenture (although no pursuit of remedies or other action on the part of the Trustee is required before demand is made by the Trustee on the Parent) and (ii) in the event of a receivership, voluntary or involuntary bankruptcy, reorganization, arrangement or other insolvency proceeding involving the Company as debtor, the Trustee may immediately make a demand upon the Parent for payment or performance under the Sanofi Guarantee and shall not be required to make a prior demand, written or otherwise, to the Company for payment of overdue amounts under the Securities or the Indenture. The Parent further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Parent, and that the Parent will remain bound under the Sanofi Guarantee notwithstanding any extension or renewal of any Guaranteed Obligation.

Without prejudice to the terms of the immediately preceding paragraph of this Section 4, (i) the Parent waives presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment, (ii) the Parent waives notice of any default under the Securities or the Guaranteed Obligations, and (iii) the obligations of the Parent hereunder shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under the Indenture, the Securities or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture or the Securities; (d) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (e) any change in the ownership of the Parent.

The Parent further agrees that the Sanofi Guarantee constitutes a guarantee of payment, and of performance and compliance with all payment obligations when due (and not a guarantee of collection), and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

The obligations of the Parent hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, but without prejudice to the terms of the first paragraph of this Section 4, the obligations of the Parent herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under the Indenture or the Securities, by any waiver or modification of any term thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Parent or would otherwise operate as a discharge of the Parent as a matter of law or equity.

The Parent further agrees that its Guarantee herein shall continue to be effective or be reinstated,

as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against the Parent by virtue hereof, upon the failure of the Company to pay the principal of or interest (and premium, if any) on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption, by repurchase or otherwise, or to perform or comply with any other Guaranteed Obligation, the Parent hereby promises to and will, upon receipt of written demand by the Trustee or the Holders pursuant to the Indenture, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (iii) all other monetary Guaranteed Obligations of the Company to the Holders and the Trustee; provided, that the Parent’s liability under the Sanofi Guarantee shall be subject in all cases to Section 8 hereof.

The Parent agrees that it shall not be entitled to any right of subrogation in respect of any Guaranteed Obligations guaranteed hereby until payment in full in cash of all Guaranteed Obligations, at which time the Parent shall be fully subrogated to the rights of the Holders. Without prejudice to the terms of the first paragraph of this Section 4, the Parent further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated for the purposes of the Sanofi Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Parent for the purposes of this Section. The Parent agrees that any right of indemnity, subrogation or contribution it may have under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Guaranteed Obligations.

Subject to Section 8 hereof, the Parent also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Guarantee.

Section 5. Successors and Assigns.

The Sanofi Guarantee shall be binding upon the Parent and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Guarantee shall automatically extend to and be vested in such transferee or assignee.

Section 6. No Waiver.

Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under the Sanofi Guarantee shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under the Sanofi Guarantee at law, in equity, by statute or otherwise.

Section 7. Modification.

No modification, amendment, waiver or release of any provision of the Sanofi Guarantee, nor the consent to any departure by the Parent therefrom, shall in any event be effective unless the same shall be made in writing with the prior written consent of the Trustee, and, in each case, then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

No notice to or demand on the Parent in any case shall entitle the Parent to any other or further notice or demand in the same, similar or other circumstances.

Section 8. Limitation on Liability; Termination.

Any term or provision of the Indenture, of the Securities or of the Sanofi Guarantee to the contrary notwithstanding, the maximum aggregate amount guaranteed under the Sanofi Guarantee by the Parent shall not exceed the lesser of (a) 108% of the aggregate principal amount of the Securities at any time outstanding, which amount shall be reduced by the amount of any payments made (i) by the Parent under the Sanofi Guarantee or (ii) by the Company under the Securities or the Indenture and (b) the maximum amount that can be hereby guaranteed without rendering the Sanofi Guarantee or the Indenture, as amended by the Guarantee and Third Supplemental Indenture, as it relates to the Parent, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

The Sanofi Guarantee shall automatically terminate with respect to each series of the Securities, and the Parent shall be released from its obligations hereunder, on the tenth Business Day following the Stated Maturity of such series of Securities (provided that all principal, premium, if any, and interest, if any, on all of such Securities shall have been paid in full prior to such date).

Section 9. Choice of Law.

This Guarantee and Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 10. Jurisdiction, Venue and Waiver of Jury Trial.

(a) ANY ACTION OR PROCEEDING RELATING IN ANY WAY TO THIS GUARANTEE AND THIRD SUPPLEMENTAL INDENTURE MAY BE BROUGHT AND ENFORCED IN THE COURTS OF THE STATE OF NEW YORK OR, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE, OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE PARENT AND THE COMPANY IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

(b) THE PARENT AND THE COMPANY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY CLAIM THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING IN ANY WAY TO THIS GUARANTEE AND THIRD SUPPLEMENTAL INDENTURE.

Section 11. Multiple Counterparts.

The parties hereto may each sign multiple counterparts of this Guarantee and Third Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same Guarantee and Third Supplemental Indenture.

Section 12. Severability.

Each provision of this Guarantee and Third Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Guarantee and Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

Section 13. Relation to Indenture.

This Guarantee and Third Supplemental Indenture constitutes a part of the Indenture, the provisions of which (as modified by this Guarantee and Third Supplemental Indenture) shall modify, amend or otherwise affect the Indenture insofar as it relates to any series of Securities and modify, amend or otherwise affect in any manner the terms and conditions of any series of Securities.

Section 14. Trust Indenture Act Controls.

If any provision of this Guarantee and Third Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Guarantee and Third Supplemental Indenture by the Trust Indenture Act, the required provision shall control. If any provision of this Guarantee and Third Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Guarantee and Third Supplemental Indenture as so modified or excluded, as the case may be.

Section 15. Effectiveness.

The Trustee having previously been furnished with an Officers’ Certificate and Opinion of Counsel as contemplated by Section 10.3 of the Indenture, the provisions of this Guarantee and Third Supplemental Indenture shall become effective immediately upon execution by all of the parties hereto.

Section 16. Ratification.

The Indenture, as supplemented and amended by this Guarantee and Third Supplemental Indenture, is in all respects ratified and confirmed. The Indenture and this Guarantee and Third Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 17. Trustee Not Responsible for Recitals or Guarantee.

The recitals contained herein shall be taken as the statements of the Company, and the Trustee shall have no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Guarantee and Third Supplemental Indenture.

*******

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Guarantee and Third Supplemental Indenture to be duly executed as of the date first above written.

GENZYME CORPORATION

Date: , 2011	By:
Name:
Title:

[Signature Page to Guarantee and Third Supplemental Indenture]

SANOFI

Date: , 2011	By:
Name:
Title:

By:
Name:
Title:

(executed for purposes of the Sanofi Guarantee, only, as defined herein)

[Signature Page to Guarantee and Third Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

Date: , 2011	By:
Name:
Title:

[Signature Page to Guarantee and Third Supplemental Indenture]

Annex B

RELEASE OF GUARANTEE

This Release of Guarantee, dated as of             , 2011 (this “Release”), is entered into by and among Genzyme Corporation, a Massachusetts corporation (the “Company”), Genzyme Europe B.V., a company organized under the laws of The Netherlands (the “B.V. Guarantor”), and The Bank of New York Mellon Trust Company, N.A., as Trustee (as defined below).

1. Reference to the Indenture. Reference is made to the Indenture, dated as of June 17, 2010 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (in such capacity, the “Trustee”) (as supplemented by the First Supplemental Indenture, dated as of June 17, 2010 (the “First Supplemental Indenture”), among the Company, Genzyme Therapeutic Products Limited partnership, as a subsidiary guarantor, and the Trustee, and the Guarantee and Second Supplemental Indenture, dated as of December 28, 2010 (the “Second Supplemental Indenture” and, together with the First Supplemental Indenture and the Base Indenture, the “Indenture”), among the Company, the B.V. Guarantor and the Trustee), relating to the Company’s 3.625% Senior Notes due 2015 (the “2015 Notes”) and its 5.000% Senior Notes due 2020 (the “2020 Notes” and, together with the 2015 Notes, the “Notes”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

2. The Consent Solicitation. The Company solicited (the “Consent Solicitation”) the consents (the “Consents”) of Holders of the Notes to the release of the guarantee of the Notes by the B.V. Guarantor in consideration of an irrevocable guarantee of the Notes by Sanofi (the “Sanofi Guarantee”), pursuant to the Consent Solicitation Statement and Prospectus, dated May 24, 2011 (the “Statement”). As of the date of this Release, Holders of at least a majority in aggregate principal amount of each series of the Notes have provided, pursuant to the Statement, their irrevocable written consent to the release of the guarantee of the Notes previously provided by the B.V. Guarantor pursuant to the Second Supplemental Indenture;

3. Certification. The undersigned, in his capacity as President of the B.V. Guarantor and Senior Vice President of the Company, and not individually, hereby certifies on behalf of each of the B.V. Guarantor and the Company that the Trustee is authorized to execute this Release in accordance with Section 10.2 of the Base Indenture and Section 5 of the Second Supplemental Indenture pursuant to which the guarantee of the Notes by the B.V. Guarantor was originally issued.

4. Release. Each of the Company and the B.V. Guarantor has requested that the Trustee execute this Release in accordance with the Indenture to release the guarantee of the Notes by the B.V. Guarantor. The Trustee hereby irrevocably releases such guarantee.

5. General. This Release shall be governed by and construed in accordance with the laws of the State of New York. The parties may sign multiple counterparts of this Release. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

*******

[Remainder of this page intentionally left blank]

B-1

IN WITNESS WHEREOF, the parties hereto have caused this Release to be duly executed as of the date first above written.

GENZYME CORPORATION

By:
Name:
Title:

GENZYME EUROPE B.V.

By:
Name:
Title:

The foregoing is hereby agreed to and accepted:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

[Signature Page to Release]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

French law generally prohibits a company from indemnifying its directors against liability. However, if a director is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys’ fees and costs, the company may reimburse those fees and costs pursuant to an indemnification arrangement with the director. In addition, under French law, a company may purchase directors and officers insurance for all or part of the members of its management.

As of the date hereof, Sanofi has purchased liability insurance for its directors and officers, including insurance against liabilities under the Securities Act of 1933, as amended, and this coverage is subject to annual renegotiation.

Item 9.	Exhibits.

Exhibit Number	Description

4.1	Form of Notation of Guarantee.

4.2	Form of Guarantee and Third Supplemental Indenture.

5.1	Opinion of Hervé Tainturier, Vice President, Corporate Legal Affairs of Sanofi, as to the validity of the guarantee under French law.

5.2	Opinion of Weil, Gotshal & Manges LLP, as to the validity of the guarantee under New York law.

8.1	Opinion of Weil, Gotshal & Manges LLP, French tax counsel to Sanofi, as to certain matters of French taxation.

8.2	Opinion of Weil, Gotshal & Manges LLP, U.S. tax counsel to Sanofi, as to certain matters of U.S. taxation.

23.1	Consent of Ernst & Young Audit, independent registered public accounting firm.

23.2	Consent of PricewaterhouseCoopers Audit, independent registered public accounting firm.

23.3	Consent of Hervé Tainturier, Vice President, Corporate Legal Affairs of Sanofi (included as part of Exhibit 5.1).

23.4	Consent of Weil, Gotshal & Manges, LLP (included as part of Exhibits 5.2, 8.1 and 8.2).

24.1	Power of Attorney.***

99.1	Consent Form.

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.3	Form of Letter to Clients.

***	Previously filed as an exhibit to this registration statement.

Item 10.	Undertakings

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

(7) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE OF SANOFI

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post Effective Amendment No. 1 to Form F-3 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France on May 24, 2011.

SANOFI

By:	/s/ Christopher Viehbacher
Name:	Christopher Viehbacher
Title:	Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to Form F-3 registration statement has been signed by the following persons in the capacities indicated on May 24, 2011:

Signature	Title

*
Serge Weinberg	Chairman of the Board of Directors

/s/ Christopher Viehbacher
Christopher Viehbacher	Chief Executive Officer (Principal Executive Officer)

*
Jérôme Contamine	Executive Vice President, Chief Financial Officer (Principal Financial Officer)

*
Laurent Gilholdes	Vice President, Corporate Accounting (Principal Accounting Officer)

*
Uwe Bicker	Director

*
Robert Castaigne	Director

*
Thierry Desmarest	Director

*
Lord Douro	Director

*
Jean-René Fourtou	Director

*
Claudie Haigneré	Director

*
Igor Landau	Director

*
Christian Mulliez	Director

*
Lindsay Owen-Jones	Director

*
Carole Piwnica	Director

*
Klaus Pohle	Director

*
Gérard Van Kemmel	Director

*
Gregory Irace	Authorized Representative in the United States

*By:	/s/ Christopher Viehbacher
Christopher Viehbacher, Attorney-in-Fact